           SCHEDULE 14A - INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section  240.14a-11(c) or Section
     240.14a-12

     -------------------------Landair Services, Inc.----------------------
              (Name of Registrant as Specified in its Charter)

     --------------------------Richard H. Roberts-------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------
     (5)  Total fee paid:

     ---------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     ---------------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No:

     ---------------------------------------------------------------------------
     (3)  Filing Party:

     ---------------------------------------------------------------------------
     (4)  Date Filed:

     ---------------------------------------------------------------------------

                           [Landair Services Logo]


                                         April 8, 1997



Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Landair Services, Inc., you are cordially invited to attend the Annual Meeting of Shareholders on Tuesday, May 20, 1997, at 11:00 a.m., local time, at the General Morgan Inn & Conference Center, 111 North Main Street, Greeneville, Tennessee.

In addition to the matters described in the accompanying Notice of Annual Meeting and Proxy Statement, there will be a report on the progress of the Company and an opportunity to ask questions of general interest to you as a shareholder.

YOUR VOTE IS VERY IMPORTANT. Therefore, whether or not you plan to attend the meeting in person, please complete, sign, date and return the enclosed proxy in the envelope provided as promptly as possible. If you attend the meeting and desire to vote in person, you may do so even though you have previously sent a proxy.

I hope you will be able to join us, and we look forward to seeing you in Greeneville.

                                         Sincerely yours,

                                         /s/ Scott M. Niswonger
                                         -----------------------
                                         Scott M. Niswonger
                                         Chairman of the Board, President
                                         and Chief Executive Officer

                           [Landair Services Logo]

                                430 Airport Road
                         Greeneville, Tennessee  37745

                          ---------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  May 20, 1997

                          ---------------------------

To the Shareholders of Landair Services, Inc.

The Annual Meeting of Shareholders of Landair Services, Inc. (the "Company") will be held on Tuesday, May 20, 1997, beginning at 11:00 a.m., local time, at the General Morgan Inn & Conference Center, 111 North Main Street, Greeneville, Tennessee.

Attendance at the Annual Meeting will be limited to shareholders, those holding proxies from shareholders and representatives of the press and financial community. If you wish to attend the meeting but your shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

The purposes of this meeting are:

           1. To elect six members of the Board of Directors with terms expiring at the next Annual Meeting of Shareholders in 1998;

           2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the independent auditors of the Company; and

           3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of Common Stock of record at the close of business on March 17, 1997 are entitled to notice of and to vote at the Annual Meeting. Shareholders are cordially invited to attend the meeting in person.

A copy of the Annual Report of the Company accompanies the Proxy Statement and enclosed proxy and has been mailed to each shareholder of record as of March 17, 1997.

SHAREHOLDERS ARE URGED TO EXECUTE THE ENCLOSED PROXY AND RETURN IT PROMPTLY, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. ANY PROXY NOT DELIVERED AT THE MEETING SHOULD BE MAILED TO REACH THE COMPANY'S PROXY TABULATOR, SUNTRUST BANK - ATLANTA, CORPORATE TRUST DEPARTMENT, ANNEX ROOM 225, 58 EDGEWOOD AVENUE, ATLANTA, GEORGIA 30303 BY 9:00 A.M. ON TUESDAY, MAY 20, 1997. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

By order of the Board of Directors,

/s/ Richard H. Roberts
----------------------
Richard H. Roberts
Secretary

Greeneville, Tennessee
April 8, 1997

                             LANDAIR SERVICES, INC.
                                430 Airport Road
                          Greeneville, Tennessee 37745
                                 (423) 636-7000


                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS


This Proxy Statement is furnished to the shareholders of Landair Services, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders to be held on May 20, 1997, beginning at 11:00 a.m., local time, at the General Morgan Inn & Conference Center, 111 North Main Street, Greeneville, Tennessee and any adjournment thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. This proxy material was first mailed to shareholders on or about April 8, 1997.

If the enclosed form of proxy is executed and returned, it will be voted in accordance with the instructions given, but may be revoked at any time insofar as it has not been exercised by notifying the Secretary of the Company in writing at the principal executive offices of the Company or by duly executing and delivering a proxy bearing a later date. Each proxy will be voted FOR Proposals 1 and 2 if no contrary instruction is indicated in the proxy, and in the discretion of the proxies on any other matter which may properly come before the shareholders at the Annual Meeting.

There were 5,952,880 shares of common stock of the Company, $0.01 par value per share (the "Common Stock") issued and outstanding at March 17, 1997. A majority of such shares, present or represented by proxy, will constitute a quorum. Shareholders are entitled to one vote for each share of Common Stock held of record at the close of business on March 17, 1997.

The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing this Proxy Statement. Such solicitation will be made by mail, and also may be made by the Company's executive officers or employees personally. The Company does not anticipate paying any compensation to any other party for this solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 17, 1997, certain information with respect to (a) the Common Stock "beneficially owned" (i) by each of the most highly compensated executive officers; and (ii) by all directors, nominees and executive officers, both individually and as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock owned by them.

==========================================================================================================
                                                       AGGREGATE NUMBER                  PERCENTAGE OF
                                                             OF                          COMMON SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER (1)           BENEFICIAL OWNERSHIP (2)              OUTSTANDING (2)
----------------------------------------           ------------------------              ---------------
Bruce A. Campbell                                         55,800 (3)                             *
Edward W. Cook                                            19,830 (4)                             *
James A. Cronin, III                                      22,500 (5)                             *
Hon. Robert K. Gray                                       40,100 (5)                             *
Scott M. Niswonger                                     3,245,600 (6)                            55%
Michael A. Roberts                                        45,680 (7)                             *
Richard H. Roberts                                        18,660 (8)                             *

All directors and executive officers
   as a group (10 persons)                             3,553,557 (9)                            60%
==========================================================================================================

 *  Less than one percent

(1) The business address of each listed executive officer, director and nominee is c/o Landair Services, Inc., 430 Airport Road, Greeneville, Tennessee 37745.

(2) For the purpose of determining "beneficial ownership", the rules of the Securities and Exchange Commission (the SEC) require that every person who has or shares the power to vote or dispose of shares of stock be reported as a "beneficial owner" of all shares as to which such power exists. As a consequence, many persons may be deemed to be the "beneficial owners" of the same securities. The SEC rules also require that certain shares of stock that a beneficial owner has the right to acquire within sixty days of the date set forth above pursuant to the exercise of stock options are deemed to be outstanding for the purpose of calculating the percentage ownership of such owner, but are not deemed outstanding for the purpose of calculating the percentage ownership of any other person.

(3) Includes 50,000 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.

(4) Includes 1,000 shares held by Mr. Cook's spouse and 17,500 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.

(5) Includes 22,500 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.

(6) Includes 300 shares held by Mr. Niswonger as custodian for his grandson and 300 shares which are held by Mr. Niswonger's spouse as custodian for one of her children.

(7) Includes 1,185 shares held by Mr. Roberts' spouse and 21,110 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.

(8) Includes 17,500 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.

(9) Includes 247,920 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.

Based on information provided to the Company, in addition to Mr. Niswonger, the Company believes the following table sets forth the beneficial owners of five percent or more of the outstanding Common Stock at December 31, 1996.


=================================================================================================================
                                                     AMOUNT AND NATURE             PERCENTAGE OF COMMON STOCK
                                                            OF                           OUTSTANDING AT
NAME AND ADDRESS OF  BENEFICIAL OWNER              BENEFICIAL OWNERSHIP                 DECEMBER 31, 1996
--------------------------------------             --------------------            --------------------------
Merrill Lynch & Co., Inc. (1)                             630,800                            10.60%
Nicholas Company, Inc. (2)                                307,700                             5.17
Wellington Management Company, LLP (3)                    545,820                             9.17
Wells Fargo Bank, N.A. (4)                                388,500                             6.53

=================================================================================================================

(1) According to the Schedule 13G dated February 7, 1997 jointly filed with the SEC by Merrill Lynch & Co., Inc. ("ML&Co.") and Merrill Lynch Group, Inc. ("ML Group"), each located at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281, and Princeton Services, Inc. ("PSI"), Fund Asset Management, L.P. ("FAM") and Merrill Lynch Special Value Fund, Inc. ("the Fund"), each located at 800 Scudders Mill Road, Plainsboro, New Jersey 08536, neither entity had sole voting power over the shares, each had shared voting power over 630,800 shares, neither had sole dispositive power over the shares and each had shared dispositive power over 630,800 shares. Each of ML&Co., its wholly owned subsidiary, ML Group, and PSI, disclaimed beneficial ownership of the shares. PSI, a wholly owned subsidiary of ML Group, is the general partner of FAM and Merrill Lynch Asset Management, L.P. (b/b/a Merrill Lynch Asset Management ("MLAM")). MLAM and FAM, both investment advisers registered under Section 203 of the Investment Advisers Act of 1940, may be deemed to be beneficial owners of certain of the shares by virtue of acting as investment advisers to one or more investment companies registered under Section 8 of the Investment Company Act of 1940 and/or to one or more private accounts. The Fund, as a registered investment company advised by FAM, was a beneficial owner of certain of the shares.

(2) According to the Schedule 13G dated January 31, 1997 jointly filed with the SEC by Nicholas Company, Inc. ("NCI") and Albert O. Nicholas, 700 North Water Street, Milwaukee, Wisconsin 53202, one or more of NCI's advisory clients was the legal owner of the shares. Pursuant to investment advisory agreements with its clients, NCI had the authority to direct their investments, and consequently to authorize disposition of the shares. By virtue of being president, a director and majority shareholder of NCI, Mr. Nicholas exercised sole dispositive power over the shares, and, therefore, may be deemed to have had indirect beneficial ownership over the shares; however, Mr. Nicholas disclaimed such beneficial ownership. As to such shares, NCI had no sole or shared voting power, sole dispositive power over 307,700 shares and no shared dispositive power.

(3) According to the Schedule 13G dated January 24, 1997 filed with the SEC by Wellington Management Company, LLP ("WMC"), 75 State Street, Boston, Massachusetts 02109, WMC, in its capacity as investment adviser, beneficially owned shares which were held of record by clients of WMC. As to such shares, WMC had, through its wholly owned subsidiary, Wellington Trust Company, NA, no sole power to vote or direct any shares, shared power to vote or direct 362,300 shares, no power to dispose of or to direct disposition of any shares and shared power to dispose of or direct disposition of 545,820 shares.

(4) According to the Schedule 13G dated February 14, 1997 filed with the SEC by Wells Fargo Bank, National Association ("WFB"), 464 California Street, San Francisco, California 94163, WFB had sole voting power over 379,000 shares, shared voting power over 4,000 shares, no sole dispositive power and shared dispositive power over 388,500 shares. The shares reported were held in trust accounts for the economic benefit of the beneficiaries of those accounts.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

Six directors will be elected at the meeting, each to hold office until the next Annual Meeting of Shareholders and until a successor has been duly elected and qualified. The number of director nominees has been reduced from seven to six upon recommendation of the members of the Company's Nominating Committee and by resolution of the current members of the Board. Accordingly, proxies may only be voted for six nominees. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE SIX NOMINEES NAMED BELOW. DULY EXECUTED PROXIES WILL BE SO VOTED UNLESS RECORD HOLDERS SPECIFY A CONTRARY CHOICE ON THEIR PROXIES. If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as the Board of Directors of the Company may propose. The Board of Directors has no reason to expect that the nominees will be unable to serve and, therefore, at this time it does not have any substitute nominees under consideration. Proxies cannot be voted for a greater number of persons than the number of nominees named.

The nominees for election shall be elected by a plurality of the votes cast by the shares of Common Stock entitled to vote at the Annual Meeting. Shareholders have no right to vote cumulatively for directors, but rather each shareholder shall have one vote for each director for each share of Common Stock held by such shareholder.

DIRECTOR NOMINEES

The following persons are the nominees for election to serve as directors. All nominees are presently directors of the Company. There are no family relationships between any of the directors nominees. Certain information relating to the nominees, which has been furnished to the Company by the individuals named, is set forth below.

BRUCE A. CAMPBELL                          Director since 1993
Greeneville, Tennessee                     Age 45

Mr. Campbell has been Executive Vice President and Chief Operating Officer of the Company since April 1990 and a director of the Company since April 1993. Prior to joining the Company in 1990, Mr. Campbell served as Vice President of Ryder-Temperature Controlled Carriage in Nashville, Tennessee from September 1985 until December 1989.

EDWARD W. COOK                             Director since 1994
Greeneville, Tennessee                     Age 38

Mr. Cook joined the Company as Chief Financial Officer, Senior Vice President and director in September 1994. Since May 1995, he has also served as Treasurer. Prior to joining the Company, Mr. Cook was employed by Ernst & Young LLP for eleven years, most recently as a senior manager in the Nashville, Tennessee office. During the period March 1986 through

February 1988, Mr. Cook served as Controller and Assistant Secretary of Ryder-Temperature Controlled Carriage in Nashville, Tennessee.

JAMES A. CRONIN, III                       Director since 1993
Aurora, Colorado                           Age 42

Mr. Cronin has been Chief Operating Officer and Executive Vice President, Finance of Ascent Entertainment Group, Inc., and a director of On Command Corp., both entertainment companies, since June 1996. From June 1992 until June 1996, he was a private investor. Mr. Cronin was a partner in Alfred Checchi Associates, a private investment firm in Los Angeles, California from September 1989 to June 1992. Mr. Cronin served as President and Chief Executive Officer of Tiger International, Inc. and The Flying Tiger Line from September 1987 to August 1989.

THE HON. ROBERT K. GRAY                    Director since 1993
Miami, Florida                             Age 71

Mr. Gray is Chairman and Chief Executive Officer of Gray and Company II, a public relations company, a position he has held since November 1992. From 1981 to the present, Mr. Gray has also been Chairman of Gray Investment Companies and Powerhouse Leasing Corp. From 1991 to 1992, Mr. Gray was Chairman of Hill & Knowlton Public Affairs Worldwide/USA and was its Chief Executive Officer from 1986 to 1991. Mr. Gray has served in various government positions, including Special Assistant to the Secretary of the Navy, Secretary of the Cabinet and Special Assistant to President Eisenhower.

SCOTT M. NISWONGER                         Director since 1981
Greeneville, Tennessee                     Age 49

Mr. Niswonger is a co-founder of the Company and has served as a director and as President of the Company since its founding in 1981, and Chairman of the Board and Chief Executive Officer since February 1988. Mr. Niswonger also serves as a director of the Regional Advisory Board of First Tennessee Bank National Association.

RICHARD H. ROBERTS                         Director since 1995
Greeneville, Tennessee                     Age 42

Mr. Roberts has served as Senior Vice President and General Counsel of the Company since July 1994, and as Secretary and director of the Company since May 1995. Prior to joining the Company, Mr. Roberts was a partner with the Baker, Worthington, Crossley & Stansberry law firm from January 1991, and an associate of the firm from June 1985. Mr. Roberts has also served as a director of Miller Industries, Inc. since April 1994.

BOARD OF DIRECTORS AND COMMITTEES

During the last fiscal year, the Board of Directors held four meetings. The Board of Directors maintains an Executive Committee, an Audit Committee, a Compensation Committee, and a Nominating Committee. These committees do not have a formal meeting schedule, but are required to meet at least once each year.

Current members of the Executive Committee are Messrs. Campbell, Cook, Niswonger and Roberts. The Executive Committee is authorized to act on behalf of and to carry out the functions of the Board to the extent permitted by law and the Bylaws of the Company.

Current members of the Audit Committee are Messrs. Cronin and Gray. The Audit Committee recommends engagement of the independent auditors, considers the fee arrangement and scope of the audit, reviews the financial statements and the independent auditors' report, considers comments made by the independent auditors with respect to the Company's internal control structure, and reviews internal accounting procedures and controls with the Company's financial and accounting staff. The Audit Committee held three meetings during fiscal 1996.

Current members of the Compensation Committee are Messrs. Cronin, Gray and Niswonger. The Compensation Committee is responsible for determining the overall compensation levels of certain of the Company's executive officers and administering the Company's employee stock option plan and other employee benefit plans. The Compensation Committee held one meeting during fiscal 1996.

Current members of the Nominating Committee are Messrs. Campbell, Cronin and Niswonger. The Nominating Committee is responsible for establishing the criteria for and reviewing the qualifications of individuals for election as members of the Board. When a vacancy on the Board occurs or is anticipated, the Committee presents its recommendation of a replacement director to the Board. The Committee also makes recommendations as to exercise of the Board's authority to determine the number of its members, within the limits provided by the Bylaws of the Company. Shareholders wishing to communicate with the Nominating Committee concerning potential director candidates may do so by corresponding with the Secretary of the Company and including the name and biographical data of the individual being suggested. The Nominating Committee held one meeting during fiscal 1996.

All directors hold office at the pleasure of the shareholders. All of the incumbent directors attended at least 75% of the total number of meetings of the Board of Directors and committees on which they served during fiscal 1996.

COMPENSATION OF DIRECTORS

Employee directors of the Company do not receive additional compensation for Board or committee service. In lieu of an annual retainer, non-employee directors are paid a fee of $1,500 for each Board meeting and $1,500 for each committee meeting attended, together with reasonable traveling expenses. No additional fee is paid for committee meetings held on the same day as Board meetings.

Each of the non-employee directors of the Company was granted upon the effectiveness of the Company's initial public offering options to purchase 15,000 shares of the Common Stock pursuant to a non-qualified option agreement at an exercise price equal to the then applicable fair market value ($14.00 per share). In May 1995, at the Chairman's request, the Board of Directors approved, subject to appropriate shareholder approval obtained at the May 1996 Annual Meeting, adoption of a Non-Employee Director Stock Option Plan which provided that the existing non-employee directors receive an option for the purchase of 7,500 shares at an exercise price equal to the closing sales price of the Common Stock on May 16, 1995 ($13.625 per share). Thereafter, the Plan provides that on the first business day following each annual meeting of shareholders (beginning with the May 1996 Annual Meeting) each non-employee director be granted an option for the purchase of 7,500 shares of Common Stock at an exercise price equal to the closing sales price of the Common Stock on the date of grant. Accordingly, on May 22, 1996, each non-employee director received an option to purchase 7,500 shares at an exercise price of $15.00 per share. Each individual who subsequently becomes a non-employee director shall automatically be granted an option to purchase 7,500 shares of Common Stock on the first business day after becoming a director.

TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS AND OTHERS

During fiscal 1996, Gray and Company II was paid fees by the Company of approximately $17,500 for public relations services. Mr. Gray is Chairman and Chief Executive Officer of Gray and Company II and serves on the Company's Audit and Compensation Committees. The Company leased its truckload operations facility in Greeneville, Tennessee from Greeneville Properties, Inc., which was owned by Mr. Niswonger. The total net amount of rent paid to Greeneville Properties, Inc. in fiscal 1996 was $60,000. The Company paid $120,000 in fiscal 1996 in aircraft leasing fees to Sky Night, L.L.C., which was owned by Mr. Niswonger. The Company and its subsidiaries had no further transactions in which any director or executive officer, or any member of the immediate family of any director or executive officer, had a material direct interest reportable under applicable rules of the SEC.

COMPENSATION OF EXECUTIVE OFFICERS IN FISCAL 1996

                           SUMMARY COMPENSATION TABLE

The following table sets forth the cash and non-cash compensation paid or to be paid by the Company to the Chief Executive Officer and the three other highest paid executive officers of the Company (the "Named Executive Officers") for the years shown in all capacities in which they served.

================================================================================================================
                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                   ANNUAL COMPENSATION               AWARDS
                                                   -------------------           --------------
                                                                       OTHER       NUMBER OF
                                                                       ANNUAL      SECURITIES      ALL OTHER
                                   FISCAL                              COMPEN-     UNDERLYING       COMPEN-
NAME AND PRINCIPAL POSITION         YEAR      SALARY      BONUS        SATION       OPTIONS        SATION (1)
---------------------------       --------   --------    -------      ---------  --------------   ------------
Scott M. Niswonger                  1996     $268,781    $   -0-      $     -0-       -0-          $  16,061
Chairman, President and             1995      262,080        -0-            -0-       -0-             16,768
   Chief Executive Officer          1994      256,947        -0-            -0-       -0-             15,473

Bruce A. Campbell                   1996      146,521        -0-            -0-      20,000            7,356
Executive Vice President and        1995      142,315        -0-            -0-       -0-              5,302
   Chief Operating Officer          1994      136,474        -0-            -0-       -0-              3,504

Edward W. Cook (2)                  1996      103,753        -0-            -0-      10,000            8,919
Chief Financial Officer and         1995      100,750        -0-            -0-       -0-              6,359
  Senior Vice President             1994       33,333        -0-            -0-      30,000            2,050

Michael A. Roberts                  1996      107,831        -0-            -0-      10,000           10,004
Senior Vice President, FAF          1995      105,000        -0-            -0-       -0-              6,496
   Sales and Marketing              1994      105,000        -0-            -0-       -0-              3,204
================================================================================================================

(1) Includes personal use of company vehicles and employer matching portion of 401(k) contributions.

(2) Edward W. Cook joined the Company as Chief Financial Officer, Senior Vice President and director on September 1, 1994.

FISCAL 1996 OPTION GRANTS, AGGREGATED OPTION EXERCISES AND OPTION VALUES

Options or stock appreciation rights granted during the last fiscal year to the Named Executive Officers are set forth in the following table.

                      OPTION GRANTS IN LAST FISCAL YEAR

=======================================================================================================================
                                                                                        POTENTIAL REALIZABLE VALUE AT
                                                                                        ASSUMED ANNUAL RATES OF STOCK
                                                                                        PRICE APPRECIATION FOR OPTION
                             INDIVIDUAL GRANTS                                                      TERM
-----------------------------------------------------------------------------------------------------------------------
                                      PERCENT OF
                        NUMBER OF   TOTAL OPTIONS
                        SECURITIES   GRANTED TO
                        UNDERLYING    EMPLOYEES    EXERCISE OR
                         OPTIONS      IN FISCAL    BASE PRICE     EXPIRATION
        NAME (1)         GRANTED        YEAR       ($/SHARE)         DATE           5%              10%
-----------------------------------------------------------------------------------------------------------------------
  Bruce A. Campbell       20,000        7.03%       $14.375        01/31/06      $180,805         $458,199

  Edward W. Cook          10,000        3.51         14.375        01/31/06        90,402          229,100

  Michael A. Roberts      10,000        3.51         14.375        01/31/06        90,402          229,100

=======================================================================================================================

(1) Mr. Niswonger has not been granted any options for the purchase of Common Stock.

The following table sets forth the fiscal year-end aggregated option exercises by the Named Executive Officers and the fiscal year-end value of unexercised options held by the Named Executive Officers.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES

=======================================================================================================================
                              OPTION EXERCISES
                             IN FISCAL YEAR-END
                        --------------------------            NUMBER OF
                                                        SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                       UNEXERCISED OPTIONS HELD       IN-THE-MONEY OPTIONS
                          SHARES                          AT FISCAL YEAR-END         AT FISCAL YEAR-END (2)
                         ACQUIRED          VALUE      --------------------------   ---------------------------
      NAME (1)          ON EXERCISE       REALIZED    EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------     -----------       --------    -----------  --------------  -----------   -------------
Bruce A. Campbell           -0-          $  -0-          36,600        38,100         $115,500      $73,500

Edward W. Cook              -0-             -0-          15,000        25,000              -0-          -0-

Michael A. Roberts          -0-             -0-          13,150        22,775           36,750       52,500

=======================================================================================================================

(1) Mr. Niswonger has not been granted any options for the purchase of Common Stock.

(2) Represents the closing price for the Common Stock on December 31, 1996 of $10.00 less the exercise price for all outstanding exercisable and unexercisable options for which the exercise price is less than the December 31, 1996 closing price. Exercisable options have been held at least one year from the date of grant.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

The Company has an Employment Agreement with Edward W. Cook, pursuant to which Mr. Cook is to serve as the Company's Senior Vice President and Chief Financial Officer until December 31, 1997, at a base salary of $100,000 per annum, subject to increases approved by the Company's Board of Directors. If the employment of Mr. Cook is terminated by the Company without cause at any time prior to December 31, 1997, Mr. Cook will continue to receive his base salary through such date. In the event that a Change in Control (as defined in the Company's Stock Option and Incentive Plan) occurs with respect to the Company prior to December 31, 1997, Mr. Cook will receive a one-time payment equal to his then current annual base salary. Pursuant to the Employment Agreement, Mr. Cook has agreed not to engage in certain activities in competition with the Company for a period of one year following termination of his employment.

Upon the occurrence of a Change in Control or Potential Change in Control under the Company's Stock Option and Incentive Plan, all outstanding options and any stock appreciation rights that have been outstanding for at least six months will become fully exercisable and vested, and the restrictions applicable to the benefits available under any other award under the Stock Option and Incentive Plan will lapse, unless otherwise determined by the Compensation Committee (the "Committee") of the Board of Directors. Unless otherwise determined by the Committee at or after grant but prior to the occurrence of any Change in Control, the value of all vested options and other awards granted under the Stock Option and Incentive Plan will be cashed out at the Change in Control Price upon the occurrence of a Change in Control or Potential Change in Control. Options and other awards granted to executive officers, directors and other persons who are subject to Section 16 of the Securities and Exchange Act of 1934, as amended, will only be cashed out if they have been held for at least six months and, unless otherwise determined by the Committee, the Change in Control or Potential Change in Control was outside the control of the holder of the option or other award.

Under the Stock Option and Incentive Plan, a "Change in Control" is defined to include (i) any change in control that would be required to be reported in response to any form or report to the SEC, or any stock exchange on which the Company's shares are listed, (ii) the acquisition by any person (other than the Company, a subsidiary of the Company or any employee benefit plan of the Company or any of its subsidiaries) of beneficial ownership of securities of the Company representing twenty percent or more of the combined voting power of the Company or (iii) a change in the Board of Directors of the Company if, as a result of such change, the persons who were the members of the Board of Directors two years prior to such change cease to constitute at least a majority of the members of the Board of Directors. Persons who were elected by or on the recommendation or approval of at least three-quarters of the members of the Board of Directors who were in office at the beginning of such period are deemed to have been in office during such two year period for purposes of this provision. A Change in Control is also deemed to occur if a majority of the members of the Committee in office prior to the happening of any event determines in its sole discretion that as a result of such event there has been a change in control. A "Potential Change in Control" is deemed to occur upon (i) the approval by shareholders of any agreement which, if consummated, would result in a Change in Control, or (ii) the acquisition by any person (other than the Company, a subsidiary of the Company or any employee benefit plan of the Company or any of its subsidiaries) of beneficial ownership of securities of the Company representing five percent or more of the combined voting power of the Company's securities and the adoption by the Committee of a resolution to the effect that a Potential Change in Control of the Company has occurred. The "Change in Control Price" is defined as the highest price per share paid for the Common Stock in any transaction reported on The Nasdaq National Market or any other exchange or market that is the principal trading market for the Common Stock or any other bona fide transaction related to such Change in Control or Potential Change in Control at any time during the sixty day period prior to the Change in Control or Potential Change in Control. In the case of incentive stock options and stock appreciation rights related thereto, the Change in Control Price is determined based solely on transactions reported for the date on which the cash-out or the exercise of the stock appreciation right occurs.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 1996, the Compensation Committee of the Company was comprised of two non-employee directors, Messrs. Cronin and Gray, and Mr. Niswonger. There were no Compensation Committee interlocks. See "Transactions with Directors, Executive Officers and Others".

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Company's general compensation policies on executive officer compensation are administered by the Compensation Committee (the "Committee") of the Board of Directors; however, the Committee submits its determinations to the full Board for its comments and concurrence. A majority of members of the Committee are non-employee directors. It is the responsibility of the Committee to determine whether the executive compensation policies are reasonable and appropriate, meet their stated objectives and effectively serve the best interests of the Company and its shareholders.

The three components of executive officer compensation are base salary, annual bonus awards and stock option grants, except for the Chief Executive Officer whose compensation includes only base salary and annual bonus awards. In addition to the Committee's determinations on base salary and bonus awards, the Committee administers the Company's Employee Stock Purchase Plan and Stock Option and Incentive Plan and determines the options to be granted to executive officers.

The Company believes that its executive compensation policy should be reviewed annually and should be reviewed in light of the Company's financial performance, its annual budget, its position within its industry sector and the compensation policies of similar companies in its business sector. The Committee believes that in addition to corporate performance, it is appropriate to consider, in setting and reviewing executive compensation, the level of experience and the responsibilities of each executive as well as the personal contributions a particular individual may make to the success of the corporate enterprise. Such qualitative factors are taken into account in considering levels of compensation. No relative weight is assigned to these qualitative factors, which are applied subjectively by the Committee. The base compensation of the Named Executive Officers increased by 3% in 1996.

In order to be able to increase the equity incentives available to executive officers and other key employees, and to continue to be able to offer new options, the Committee recommended, in February 1995, that the Board of Directors increase the number of authorized shares issuable under the Stock Option and Incentive Plan from 600,000 shares to 1,000,000 shares of Common Stock, and this increase was approved by shareholders at the 1995 Annual Meeting of Shareholders. No stock options were granted in 1995 and 284,500 stock options were granted in fiscal 1996. In July 1995, the Company adopted the Restated Employee Stock Purchase Plan, which received shareholder approval at the 1996 Annual Meeting of Shareholders. All executive officers, other than the Chief Executive Officer, are entitled to participate in the Restated Employee Stock Purchase Plan.

The Committee's philosophy with respect to the compensation of the Company's Chief Executive Officer is essentially the same as its philosophy with respect to other executive officers. Because the Chief Executive Officer owns approximately 55% of the Common Stock, however, his personal net worth is more closely related to the performance of the Common Stock than other executive officers. The Committee has not awarded stock options to the Chief Executive Officer.

Section 162(m) of the Internal Revenue Code was enacted as part of the 1993 Omnibus Budget Reconciliation Act and generally disallows a corporate deduction for compensation over $1,000,000 paid to the Company's Chief Executive Officer or any other of the four most highly compensated officers. The Committee continues to analyze the potential impact of this limitation. Under the regulations and the transition rules, executive compensation pursuant to the Stock Option and Incentive Plan is expected to qualify as "performance based" compensation and therefore be excluded from the $1,000,000 limit. Other forms of compensation provided by the Company, however, are not excluded from the limit. The Committee currently anticipates that substantially all compensation to be paid in future years will be deductible under Section 162(m) because of the spread between present levels of executive officer compensation and the limit under the regulation. In any event, the Committee believes that performance based compensation is desirable and can be structured in a manner to qualify as performance based compensation under Section 162(m).


                              James A. Cronin, III
                                 Robert K. Gray
                               Scott M. Niswonger

STOCK PRICE PERFORMANCE GRAPH

The following graph compares the percentage change in the Company's cumulative shareholder return on its Common Stock with The Nasdaq Stock Market Index and the Nasdaq Trucking and Transportation Stocks Index commencing November 16, 1993 (the initial trading date of the Common Stock) and ending December 31, 1996. The graph assumes a base investment of $100 made on November 16, 1993 and the respective returns assume reinvestment of dividends paid.



-------------------------------------------------------------------------------------------------------------------------------
                                                 Nov. 16, 1993   Dec. 25, 1993   Dec. 31, 1994   Dec. 31, 1995    Dec. 31, 1996
-------------------------------------------------------------------------------------------------------------------------------
Landair Services, Inc.                             $100.00        $132.14           $110.71         $ 94.64         $ 71.43
-------------------------------------------------------------------------------------------------------------------------------
Nasdaq Trucking and Transporation Stocks Index     $100.00        $ 98.23           $ 98.48         $139.26         $171.31
-------------------------------------------------------------------------------------------------------------------------------
Nasdaq Stock Market Index                          $100.00        $ 98.32           $ 91.68         $106.91         $117.98
-------------------------------------------------------------------------------------------------------------------------------

                                   PROPOSAL 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed the independent public accounting firm of Ernst & Young LLP to serve as the Company's independent auditors for fiscal 1997. As in the past, the Board has determined that it would be desirable to request ratification of its appointment by the shareholders of the Company. If the shareholders do not ratify the appointment of Ernst & Young LLP, the appointment of independent public accountants will be reconsidered by the Board. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

A majority of the votes of all shares present, represented and entitled to vote is necessary for approval of this proposal. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR FISCAL 1997. UNLESS OTHERWISE DIRECTED THEREIN, THE PROXIES SOLICITED HEREBY WILL BE VOTED FOR APPROVAL OF ERNST & YOUNG LLP.

OTHER MATTERS

The Board of Directors of the Company knows of no other matters that may come before the meeting. However, if any other matters should properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 and the disclosure requirements of Item 405 of Regulation S-K require the directors and executive officers of the Company, and any persons holding more than ten percent of any class of equity securities of the Company, to report their ownership of such equity securities and any subsequent changes in that ownership to the SEC, The Nasdaq National Market and the Company. Based solely on a review of the written statements and copies of such reports furnished to the Company by its executive officers and directors, the Company believes that during fiscal 1996 all Section 16(a) filing requirements applicable to its executive officers, directors and shareholders were timely satisfied.

DEADLINE FOR SUBMISSION TO SHAREHOLDERS OF PROPOSALS TO BE PRESENTED AT THE 1998 ANNUAL MEETING OF SHAREHOLDERS

Any proposal intended to be presented for action at the 1998 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company not later than December 10, 1997 in order for such proposal to be considered for inclusion in the Company's Proxy Statement and proxy relating to its 1998 Annual Meeting of Shareholders. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal which does not meet all the requirements for such inclusion established by the SEC at the time in effect.

Holders of shares of Common Stock desiring to have proposals submitted for consideration at future meetings of the shareholders should consult the applicable rules and regulations of the SEC with respect to such proposals, including the permissible number and length of proposals and other matters governed by such rules and regulations.

METHOD OF COUNTING VOTES

Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the back side of the proxy card. Abstentions and "non-votes" will be counted for the purpose of determining a quorum. Abstentions and non-votes are treated as votes against the proposals presented to the shareholders other than the election of directors. Because directors are elected by a plurality of the votes cast, abstentions are not considered in the election. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

MISCELLANEOUS

It is important that proxies be returned promptly, to avoid unnecessary expense. Therefore, shareholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy promptly.

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 IS INCLUDED WITHIN THE ANNUAL REPORT PROVIDED WITH THIS PROXY STATEMENT. COPIES OF EXHIBITS FILED WITH THE FORM 10-K ARE AVAILABLE UPON WRITTEN REQUEST AND UPON PAYMENT OF CHARGES APPROXIMATING THE COMPANY'S COST. REQUESTS SHOULD BE MADE IN WRITING TO RICHARD H. ROBERTS, SECRETARY, LANDAIR SERVICES, INC., P.O. BOX 1058, GREENEVILLE, TENNESSEE 37744-1058.

By Order of the Board of Directors,

Richard H. Roberts
Secretary

Greeneville, Tennessee
April 8, 1997

                                                                      Appendix A

                                     PROXY
                             LANDAIR SERVICES, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                           OF LANDAIR SERVICES, INC.

   The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints Scott M. Niswonger, Bruce A. Campbell and Richard H. Roberts and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock of Landair Services, Inc. owned of record by the undersigned on all matters which may come before the 1997 Annual Meeting of Shareholders to be held at the General Morgan Inn & Conference Center, 111 North Main Street, Greeneville, Tennessee, on May 20, 1997, at 11:00 a.m., local time, and any adjournments thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, are further authorized to vote on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation will be presented at the meeting, and are further authorized to vote on other matters which may properly come before the 1997 Annual Meeting and any adjournments thereof.

1. Election of Directors

   [ ] FOR the nominees listed below                             [ ] WITHHOLD AUTHORITY to vote for all
     (except as marked to the contrary below)                         nominees listed below

 Bruce A. Campbell; Edward W. Cook; James A. Cronin, III; Hon. Robert K. Gray;
                   Scott M. Niswonger and Richard H. Roberts

  For, except vote withheld from the following nominee(s):

--------------------------------------------------------------------------------

2. Ratification of the appointment of Ernst & Young LLP as independent auditors.

     [ ] FOR                    [ ] AGAINST                    [ ] ABSTAIN

        The Board of Directors recommends a vote FOR Proposals 1 and 2.

                               (see reverse side)

   YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTOR' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE DIRECTOR NOMINEES AND "FOR" PROPOSAL 2.

                                                  Do you plan to attend the
                                                  Annual Meeting?

                                                          [ ]        [ ]

                                                           Yes        No

                                                    PLEASE SIGN AND DATE BELOW
                                                       AND RETURN PROMPTLY.

                                                  Please sign exactly as name
                                                  appears hereon. Joint owners
                                                  should each sign. When signing
                                                  as attorney, executor,
                                                  administrator, trustee or
                                                  guardian, please give full
                                                  title as such.

                                                  ------------------------------

                                                  ------------------------------
                                                     Signature(s)        Date